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NEWS FOR IMMEDIATE RELEASE	Contact Joe Hodas Frontier Airlines 720-374-4504 jhodas@flyfrontier.com	Frontier Airlines, Inc. Frontier Center One 7001 Tower Road Denver, CO 80249 P 720.374.4200 F 720.374.4375 frontierairlines.com

Frontier Airlines Reports Fiscal First Quarter 2008 Results

DENVER (July 26, 2007) - Frontier Airlines Holdings, Inc. (Nasdaq: FRNT) today reported a net loss of $3.5 million, or $.10 per diluted share, for the airline’s fiscal first quarter ended June 30, 2007 compared to net income of $4.0 million, or $.10 per diluted share, for the quarter ended June 30, 2006. Included in the net loss for the quarter ended June 30, 2007 was a non-cash mark to market derivative loss which increased fuel expense by $3.7 million, $2.2 million of start-up costs for Lynx Aviation and $1.4 million in accelerated depreciation for the Company’s seat replacement project. These items increased Frontier’s net loss by $.20 per diluted share. Included in the net income for the quarter ended June 30, 2006 was a non-cash mark to market derivative loss which increased fuel expense by $0.2 million and gains on the sale of assets of $0.3 million. These items did not impact diluted earnings per share for the three month period ended June 30, 2006.

Chief Executive Officer’s Comments

Frontier President and CEO Jeff Potter said, “Frontier was not immune to the sharp decline in traffic and passenger revenue experienced by much of the industry during April and May. Fortunately, the month of June, with a record load factor of 87 percent, showed very significant signs of momentum that we expect will continue for the near-term.

“As we have stated previously, our mainline growth will continue to slow this year as we have no further aircraft deliveries until February, 2008. As we slow our mainline ASM growth, we are very eager to engage in the next step of our diversification strategy with our subsidiary Lynx Aviation and its fleet of ten Q400 aircraft. We recently announced our first three Lynx destinations—Wichita, Rapid City and Sioux City—and we have already seen an encouraging response from these markets. We hope that the new markets, along with several more that will be announced and become operational in the coming months, will eventually generate higher yielding traffic.”

Operating Highlights

Mainline passenger revenue increased 13.2 percent as mainline revenue passenger miles (RPMs) grew at a rate of 13.4 percent during the fiscal first quarter, while mainline capacity growth as measured by mainline ASMs increased 14.2 percent from the same quarter last year. As a result, the airline’s mainline load factor was 81.3 percent for its fiscal first quarter of 2008, 0.6 load factor points less than the airline’s mainline load factor of 81.9 percent during the same quarter last year. The airline’s mainline break-even load factor, excluding special items, for the fiscal first quarter 2008 decreased 0.1 load factor points from 78.9 percent to 78.8 percent.

During the fiscal first quarter 2008, the airline’s mainline RASM decreased 1.1 percent to 9.46 cents from the same quarter last year. The decrease in mainline RASM was due to the combination of a 0.4 percent mainline yield per RPM decrease on a year-over-year basis and the 0.6 point load factor decrease. Mainline average length of haul increased 0.2 percent on a year-over-year basis.

Mainline fuel cost per gallon, excluding non-cash mark to market fuel hedge adjustments, during the quarter decreased 3.5 percent to $2.19 compared to $2.27 for the same period last year.  The airline’s mainline CASM excluding fuel for the fiscal first quarter was 6.33 cents compared to 6.25 cents for the same quarter last year, an increase of 1.3 percent.  Mainline CASM excluding fuel increased largely as a result of accelerated depreciation of aircraft seats scheduled for removal.

Senior Vice President and Chief Financial Officer, Paul Tate, discussed the airline's year-over-year unit cost comparatives stating, "While we expect to continue to incur Lynx start up costs and more accelerated depreciation for our seat replacement project, we also anticipate that our mainline CASM excluding fuel in the upcoming quarter will be nearly unchanged from last year’s September quarter.”

The airline’s fleet in service on June 30, 2007 consisted of 21 owned Airbus A319 and A318 aircraft and 38 leased Airbus A319 and A318 aircraft.

The airline’s current unrestricted cash position as of June 30, 2007 was $215.4 million. This compares to the Company’s unrestricted cash as of June 30, 2006 of $276.5 million.

Business developments during the quarter included:
•
Announced a plan to replace the seats in Frontier’s Airbus fleet with lighter leather seats. The transition began in July and will continue over a period of 15 to 18 months to complete the entire Airbus fleet. Frontier will also add four additional seats to both the A318 and A319 beginning in its third fiscal quarter. The newly configured A318 will have 118 seats and the new A319 will have 136 seats.

•	Received DOT authority to provide service between Denver and San Jose, Costa Rica, Frontier’s fourth country.
•	Began service between Denver and Frontier’s second Canadian destination, Vancouver, British Colombia.
•	Began service from Denver to Louisville, Kentucky; Memphis, Tennessee and Jacksonville, Florida as well as from Memphis to Las Vegas, Nevada and Memphis to Orlando, Florida.
•	Announced new service between Denver and Baton Rouge, Louisiana.
•	Hosted Frontier’s First Annual Analyst and Investor Summit in Denver, Colorado.
•	Took delivery of three new Airbus A318 aircraft, two of which started revenue service during the quarter.
•
EarlyReturns, Frontier’s frequent flyer program, was named the “Program of the Year” at the InsideFlyer Magazine's Freddie Awards. EarlyReturns also won “Best Award” and placed in six other award categories.

Potter concluded, “Although we were certainly disappointed with the results of April and May, our 5,500 employees can attest to the fact that we are currently in the middle of our busiest summer ever. A robust June has translated into a positive July and what we currently believe will be a very strong August. Barring any disruptions of the nature of last year’s London terror threat that impacted our August and September results, we anticipate a profit, excluding special items, for the fiscal second quarter in the range of $.05 to $.10 per share.

“As I mentioned, this is our busiest summer ever including a record load factor for the month of June. We have implemented several new customer service enhancements in response to the demand for Frontier’s product, including an investment of close to 100 new check-in kiosks at our Denver hub and around the system. However, while technology is great and we always have room to make further improvements, it still comes down to our employees who make this difference every day for our passengers. I would like to thank all of them for their on-going dedication to Frontier and to our customer service as we fly record numbers of passengers this summer. It’s hot and we’re busy, but you continue to reinforce why customers choose Frontier.”

Senior leadership will host a conference call to discuss Frontier’s quarterly earnings on July 27, 2007, at 9:00 a.m. Mountain Time. The call is available via the World Wide Web on the airline’s Web site at www.frontierairlines.com.

About Frontier Airlines Holdings, Inc.
Frontier Airlines Holdings, Inc. is the parent company of Denver-based Frontier Airlines and Lynx Aviation. Currently in its 14th year of operations, Frontier Airlines is the second-largest jet service carrier at Denver International Airport, employing approximately 5,500 aviation professionals. With 60 aircraft and one of the youngest Airbus fleet in North America, Frontier offers 24 channels of DIRECTV® service in every seatback along with 33 inches of legroom in an all coach configuration. In conjunction with its regional jet fleet, operated by Horizon and Republic Airlines, Frontier offers routes linking its Denver hub to 58 destinations including 49 U.S. cities in 30 states spanning the nation from coast to coast, seven cities in Mexico and two cities in Canada. In November 2006, Frontier and AirTran announced a first-of-its-kind integrated marketing partnership that offers travelers the ability to reach more than 80 destinations across four countries with low fares, aboard two of the youngest fleets in the industry. In December 2006, Frontier was designated "Best Low Cost Carrier" in the U.S. by the readers of Business Traveler magazine. Frontier's maintenance department has received the Federal Aviation Administration (FAA) Diamond Award recognizing its advanced training standards for eight consecutive years, from 1999 to 2006. For more in-depth information on Frontier Airlines, please visit its Web site at http://www.frontierairlines.com/.

Legal Notice Regarding Forward-Looking Statements
Statements contained in this press release that are not historical facts, including certain statements by Messrs. Potter and Tate and projections of future performance, may be considered forward-looking statements as that item is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are inherently subject to risks and uncertainties that could cause actual results to differ materially from these forward-looking statements. Many of these risks and uncertainties cannot be predicted with accuracy and some might not even be anticipated. Some of the factors that could significantly impact the forward-looking statements in this press release include, but are not limited to: the timing of, and expense associated with, expansion and modification of our operations in accordance with our business strategy or in response to competitive pressures or other factors; failure of our new markets to perform as anticipated; the inability to achieve a level of revenue through fares sufficient to obtain profitability due to competition from other air carriers and excess capacity in the markets we serve; the inability to obtain sufficient gates at Denver International Airport (“DIA”) to accommodate the expansion of our operations; the inability to successfully lease or build a new maintenance hanger prior to a potential lease termination of our primary maintenance hanger located at DIA that is currently on a month-to-month sublease with Continental Airlines; general economic factors and behavior of the fare-paying public and its potential impact on our liquidity; terrorist attacks or other incidents that could cause the public to question the safety and/or efficiency of air travel; hurricanes and other natural forces and their impact on air transportation and oil production; operational disruptions, including weather; industry consolidation; the impact of labor disputes; enhanced security requirements; changes in the government’s policy regarding relief or assistance to the airline industry; the economic environment of the airline industry generally; increased federal scrutiny of low-fare carriers generally that may increase our operating costs or otherwise adversely affect us; actions of airlines competing in our primary markets, such as increasing capacity and pricing actions of United Airlines, Southwest Airlines, and other competitors, particularly in some of our Mexico destinations due to the increase in the number of domestic airlines authorized to serve Mexican markets from the U.S.; the availability of suitable aircraft, which may inhibit our ability to achieve operating economies and implement our business strategy; the unavailability of, or inability to secure upon acceptable terms, debt or operating lease financing necessary to acquire aircraft which we have ordered; uncertainties regarding aviation fuel price; inherent risks of entering into new business strategies, such as the start-up of a new subsidiary using a different type of aircraft and in different markets and a new regional jet partner. Any forward-looking statement is qualified by reference to these risks and factors. These risks and factors are not exclusive, and the Company undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this press release. Additional information regarding these and other factors may be contained in the Company’s SEC filings, including without limitation, the Company’s Form 10-K for its fiscal year ended March 31, 2007. The Company’s filings are available from the Securities and Exchange Commission or may be obtained through the Company’s website, www.frontierairlines.com.

-Financial Tables To Follow-

FRONTIER AIRLINES HOLDINGS, INC. AND SUBSIDIARIES
SELECTED CONSOLIDATED BALANCE SHEET DATA
(unaudited)

	June 30,	June 30,
	2007	2006
Balance Sheet Data:
Cash and cash equivalents	$215,431	$276,466
Current assets	375,865	415,582
Total assets	1,152,554	998,447
Current liabilities	408,760	324,955
Long-term debt	510,852	399,400
Total liabilities	945,335	764,795
Stockholders' equity	207,219	233,652
Working capital (deficit)	(32,895)	90,627

FRONTIER AIRLINES HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE THREE MONTHS ENDED JUNE 30, 2006 AND 2005
(unaudited)

	Three months ended
	June 30,	June 30,
	2007	2006
Revenues:
Passenger - mainline	$303,680	$268,365
Passenger - regional partner	28,822	27,329
Cargo	1,510	1,618
Other	10,758	7,496

Total revenues	344,770	304,808

Operating expenses:
Flight operations	46,323	39,836
Aircraft fuel	104,713	90,415
Aircraft lease	28,330	25,882
Aircraft and traffic servicing	44,638	37,988
Maintenance	24,798	20,596
Promotion and sales	34,297	29,422
General and administrative	15,332	13,294
Operating expenses - regional partner	34,357	29,483
Aircraft lease and facility exit costs	-	(14)
Gains on sales of assets, net	(22)	(307)
Depreciation	10,401	7,532

Total operating expenses	343,167	294,127

Operating income	1,603	10,681

Nonoperating income (expense):
Interest income	3,547	3,954
Interest expense	(8,467)	(6,832)
Other, net	(166)	45
Total nonoperating expense, net	(5,086)	(2,833)

Income (loss) before income tax expense	(3,483)	7,848

Income tax expense	-	3,891

Net income (loss)	$(3,483)	$3,957

Income (loss) per share:
Basic	$(0.10)	$0.11
Diluted	$(0.10)	$0.10

Weighted average shares of common stock outstanding:
Basic	36,635	36,590
Diluted	36,635	46,047

FRONTIER AIRLINES HOLDINGS, INC. AND SUBSIDIARIES
COMPARATIVE CONSOLIDATED OPERATING STATISTICS (1)
(unaudited)

	Year Ended March 31,	Three Months Ended June 30,		%
	2007	2007	2006	Change
Selected Operating Data - Mainline:

Passenger revenue (000s)	$1,037,302	$303,680	$268,365	13.2%
Revenue passengers carried (000s)	9,140	2,722	2,404	13.2%
Revenue passenger miles (RPMs) (000s)	8,532,577	2,590,906	2,284,552	13.4%
Available seat miles (ASMs) (000s)	11,310,070	3,186,062	2,789,113	14.2%
Passenger load factor	75.4%	81.3%	81.9%	(0.6 pts )
Break-even load factor (2)	76.9%	78.8%	78.9%	(0.1 pts )
Block hours	234,965	66,218	57,018	16.1%
Departures	97,554	26,833	23,490	14.2%
Average seats per departure	129.6	129.1	129.5	(0.3%)
Average stage length	895	920	917	0.3%
Average length of haul	934	952	950	0.2%
Average daily block hour utilization	11.9	12.5	12.2	2.5%
Passenger yield per RPM (cents) (3), (4)	12.05	11.64	11.69	(0.4%)
Total yield per RPM (cents) (4)	12.62	12.19	12.15	0.3%
Passenger yield per ASM (RASM) (cents) (4)	9.09	9.46	9.57	(1.1%)
Total yield per ASM (cents) (4)	9.52	9.92	9.95	(0.3%)
Cost per ASM (cents) (CASM)	9.46	9.62	9.49	1.4%
Fuel expense per ASM (cents)	3.03	3.29	3.24	1.5%
Cost per ASM excluding fuel (cents) (5)	6.43	6.33	6.25	1.3%
Average fare	$102.59	$101.43	$102.22	(0.8%)
Average aircraft in service	54.1	58.4	51.3	13.8%
Aircraft in service at end of period	57	59	53	11.3%
Average age of aircraft at end of period	3.2	3.3	2.7	22.2%
Average fuel cost per gallon - GAAP	$2.12	$2.27	$2.28	(0.4%)
Average fuel cost per gallon - excluding non-cash mark to market hedging (6)	$2.20	$2.19	$2.27	(3.5%)
Fuel gallons consumed (000's)	161,616	46,075	39,722	16.0%

Selected Operating Data - Regional Partners :
Passenger revenue (000s)	$94,164	$28,822	$27,329	5.5%
Revenue passengers carried (000s)	899	290	264	9.8%
Revenue passenger miles (RPMs) (000s)	576,431	177,934	170,450	4.4%
Available seat miles (ASMs) (000s)	799,914	243,744	214,881	13.4%
Passenger load factor	72.1%	73.0%	79.3%	(6.3 pts. )
Passenger yield per RPM (cents)	16.34	16.20	16.03	1.1%
Passenger yield per ASM (RASM) (cents)	11.77	11.82	12.72	(7.1%)
Cost per ASM (cents)	13.55	14.10	13.72	2.8%
Average fare	$104.72	$99.32	$103.49	(4.0%)
Aircraft in service at end of period	9	11	9	22.2%

FRONTIER AIRLINES HOLDINGS, INC. AND SUBSIDIARIES
COMPARATIVE CONSOLIDATED OPERATING STATISTICS (unaudited)
Continued

	Year Ended March 31,	Three Months Ended June 30,
	2007	2007	2006	Change
Selected Operating Data - Combined:

Passenger revenue (000s)	$1,131,466	$332,502	$295,694	12.4%
Revenue passengers carried (000s)	10,039	3,012	2,668	12.9%
Revenue passenger miles (RPMs) (000s)	9,109,008	2,768,840	2,455,002	12.8%
Available seat miles (ASMs) (000s)	12,109,984	3,429,806	3,003,994	14.2%
Passenger load factor	75.20%	80.7%	81.7%	(1.0 pts. )
Passenger yield per RPM (cents)	12.32	11.93	11.99	(0.5%)
Total yield per RPM (cents)	12.85	12.45	12.42	0.2%
Passenger yield per ASM (cents)	9.27	9.63	9.80	(1.7%)
Total yield per ASM (cents)	9.67	10.05	10.15	(1.0%)
Cost per ASM (cents)	9.76	10.00	9.79	2.1%

(1)	Operating data excludes start-up costs of Lynx Aviation (Lynx Aviation plans to begin revenue service in October 2007)
(2)	“Break-even load factor” is the passenger load factor that will result in operating revenues being equal to operating expenses, assuming constant revenue per passenger mile and expenses.

A reconciliation of the components of the calculation of mainline break-even load factor is as follows:

	Year Ended March 31,	Three Months Ended June 30,
	2007	2007	2006
	(In thousands)
Net (income) loss	$20,370	$3,483	$(3,957)
Income tax (expense) benefit	4,626	-	(3,891)
Passenger revenue	1,037,302	303,680	268,365
Regional partner expense	(108,355)	(34,357)	(29,483)
Regional partner revenue	94,164	28,822	27,329
Lynx Aviation start-up expenses	(3,139)	(2,228)	-
Charter revenue	(8,861)	(2,195)	(1,389)
Passenger revenue mainline (excluding charter, regional partner revenue and Lynx Aviation) required to break-even	$1,036,107	$297,205	$256,974

Non-GAAP adjustments:
Unrealized gains (losses) on fuel hedging	12,753	(3,743)	(185)
Accelerated depreciation on seat replacement	(1,692)	(1,359)	-
Gains (losses) on sales of assets, net	656	22	307

Passenger revenue- mainline (excluding charter, regional partner revenue and Lynx Aviation) required to break-even (based on adjusted amounts)	$1,047,824	$292,125	$257,096

The calculation of the break-even load factor follows:
	Year Ended March 31,	Three Months Ended June 30,
	2007	2007	2006
	(In thousands)
Calculation of mainline break-even load factor :

Passenger revenue - mainline (excluding charter, regional partner revenue and Lynx Aviation) required to break-even ($000s)	$1,036,107	$297,205	$256,974
Mainline yield per RPM (cents)	12.05	11.64	11.69

Mainline RPMs (000s) required to break-even
assuming constant yield per RPM	8,598,398	2,553,308	2,198,238
Mainline ASMs (000s)	11,310,070	3,186,062	2,789,113
Mainline break-even load factor	76.0%	80.1%	78.8%

Calculation of mainline break-even load factor using non-GAAP amounts:
Passenger revenue (excluding charter, regional partner revenue and Lynx Aviation) required to break even (based on adjusted amounts) ($000s)	$1,047,824	$292,125	$257,096
Mainline yield per RPM (cents)	12.05	11.64	11.69

Mainline revenue passenger miles (000s) to break even assuming constant yield per RPM	8,695,635	2,509,655	2,199,281
Mainline available seat miles (000s)	11,310,070	3,186,062	2,789,113
Mainline break-even load factor using non-GAAP amounts	76.9%	78.8%	78.9%

(3)	“Passenger yield per RPM” is determined by dividing passenger revenues (excluding charter revenue) by revenue passenger miles.

(4)
For purposes of these yield calculations, charter revenue is excluded from passenger revenue. These figures may be deemed non-GAAP financial measures under regulations issued by the Securities and Exchange Commission. We believe that presentation of yield excluding charter revenue is useful to investors because charter flights are not included in RPM’s or ASM’s. Furthermore, in preparing operating plans and forecasts, we rely on an analysis of yield exclusive of charter revenue. Our presentation of non-GAAP financial measures should not be viewed as a substitute for our financial or statistical results based on GAAP. The calculation of passenger revenue excluding charter revenue is as follows:

	Year Ended March 31,	Three Months Ended June 30,
	2007	2007	2006

Passenger revenue - mainline, as reported	1,037,302	303,680	268,365
Less: charter revenue	8,861	2,195	1,389
Passenger revenues - mainline excluding charter	1,028,441	301,485	266,976
Add: Passenger revenues - regional partner	94,164	28,822	27,329
Passenger revenues, system combines	1,122,605	330,307	294,305

(5)
This may be deemed a non-GAAP financial measure under regulations issued by the Securities and Exchange Commission. We believe the presentation of financial information excluding fuel expense is useful to investors because we believe that fuel expense tends to fluctuate more than other operating expenses. Excluding fuel from the cost of mainline operations facilitates the comparison of results of operations between current and past periods and enables investors to forecast future trends in our operations. Furthermore, in preparing operating plans and forecasts, we rely, in part, on trends in our historical results of operations excluding fuel expense. However, our presentation of non-GAAP financial measures should not be viewed as a substitute for our financial results determined in accordance with GAAP.

(6)
“Average fuel cost per gallon” excludes a non-cash mark to market derivative gain of $12,753,000, for the year ended March 31, 2007, and non-cash mark to market derivative losses of $3,743,000 and $185,000 for the quarters ended June 30, 2007 and 2006, respectively.